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                                  EXHIBIT 10.16
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                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "AGREEMENT"), effective as of April 18, 2003 (the "EFFECTIVE DATE"), among Dean Thompson ("EXECUTIVE") and OMI Communication, Inc. ("EMPLOYER"), a Delaware corporation. Executive, Employer are hereinafter sometimes referred to collectively as the "PARTIES" and each as a "PARTY."

     WHEREAS, Executive and Employer have entered into a certain Merger Agreement And Plan Of Reorganization (the "MERGER AGREEMENT"), dated as of April 1, 2003, by an among National Auto Credit, Inc. ("NAC"), Employer, ORA/Metro Incorporated ("ORA") and Executive providing, inter alia, for the merger of ORA with and into Employer, as a subsidiary of NAC;

     WHEREAS, in conjunction with such merger, Executive desires to be hired and employed by Employer to supervise and operate the businesses of Employer, and Employer desires to hire and employ Executive to supervise and operate its businesses; and

     WHEREAS, Section 5.2 of the Merger Agreement provides that the parties hereto will enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.   EMPLOYMENT OF EXECUTIVE

     Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

2.   EMPLOYMENT PERIOD; EMPLOYMENT YEAR

     2.1 Employment Period. Subject to earlier termination as provided in
Section 5 hereof, the term of Executive's employment under this Agreement shall commence as of the date hereof and shall continue for a period (the "INITIAL EMPLOYMENT PERIOD") ending on January 31, 2008. Notwithstanding anything contained herein to the contrary, if the Stockholder's Note (as defined in the Merger Agreement) has not been paid in full or otherwise discharged prior to the expiration of the Initial Employment Period or, if the term of Executive's employment under this Agreement shall have been extended as provided herein, prior to the end such term, then Executive may, by written notice given to Employer at least ninety (90), but not more than one hundred and eighty (180), days prior to the date this Agreement would otherwise expire, elect to extend the term of his employment hereunder until (a) the first anniversary of the date the Initial Employment Period would expire or, if the term of Executive's employment under this Agreement shall have been extended as provided herein, the first anniversary of the date such term would have otherwise expired or (b) such earlier date as may be specified in such notice; provided, however, that no extension shall be effective to extend Executive's employment hereunder beyond the date the Stockholder's Note is paid in full or otherwise discharged. As used herein, "EMPLOYMENT PERIOD" means the Initial Employment Period plus any extension of the term of Executive's employment under this Agreement that has been made as provided above.


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     2.2 Employment Year. As used herein, an "EMPLOYMENT YEAR" means the period commencing on the date hereof and ending on January 31, 2004 and each successive twelve month period commencing on February 1st and ending on the following January 31st.

3.   DUTIES AND RESPONSIBILITIES; PLACE OF PERFORMANCE

     3.1 Duties and Responsibilities. During the Employment Period, Executive shall have the titles of, and shall serve as, President of Employer. During the Employment Period, Executive shall devote all of his business time to Employer and its subsidiaries (if any) and to his duties and responsibilities hereunder and shall perform such duties and obligations (not inconsistent with his positions as President of Employer) as may be assigned to him from time to time by the Employer's Board of Directors (such Board of Directors, the "BOARD") or by the Chairman or Chief Executive Officer of NAC. During the Employment Period, Executive shall (subject to the next following sentence) have authority and responsibility to manage all day-to-day business and operations of Employer and its subsidiaries (if any), including the hiring of all personnel, but all decisions with respect to the firing or other termination of personnel shall be made jointly by Executive and by the Board or the Chairman or Chief Executive Officer of NAC, with neither side to unreasonably withhold or delay his or its consent. Notwithstanding anything contained herein to the contrary, Executive shall not have authority or responsibility, without the consent or approval of the Board or the Chairman or Chief Executive Officer of NAC, to cause Employer (or any subsidiary of Employer) to take (or allow or permit Employer (or any subsidiary of Employer) to take), and Executive shall not cause Employer (or any subsidiary of Employer) to take (or allow or permit Employer (or any subsidiary of Employer) to take), any of the following actions: (a) terminate or cease any business or line of business of Employer (or such subsidiary) if such business or line of business has generated revenues of at least fifty thousand dollars ($50,000) during the preceding Fiscal Year (as hereinafter defined); (b) commence any new business or line of business or acquire any new business or line of business from any Person (as hereinafter defined); (c) grant any security interest in, or lien on, any of the assets or property of Employer (or such subsidiary); (d) sell, transfer or otherwise dispose of any of the assets or property of Employer (or such subsidiary) other than in the ordinary course of its business consistent with past practices (which shall, to the extent applicable, include the past practices of the ORA); (e) loan or advance any funds (exclusive of the advancing of funds for travel and other business expenses in accordance with Employer's Policies And Practices (as hereinafter defined)); (f) guaranty or otherwise act as a surety with respect to any obligations of any other Person; (g) borrow any funds or money; (h) make any expenditure (other than a capital expenditure) in excess of one hundred thousand dollars ($100,000); (i) make any capital expenditure (including, without limitation, pursuant to any capitalized lease) in excess of fifty thousand dollars ($50,000) (with it being agreed, however, that consent to capital expenditures in excess of such amount will not be unreasonably withheld); (j) enter into or make any contract, agreement or other commitment that (i) would require payments during any consecutive twelve-month period in excess of fifty thousand dollars ($50,000) or (ii) have a term that is either (A) more than one
(1) year or (B) extends beyond the end of the Employment Period; (k) relocate its principal offices; (k) enter into any contract with, or make any commitment to, any affiliate of Executive; (l) hire any executive officer (or otherwise retain a person to provide services normally provided by an executive officer); or (m) grant to any employee any compensation package (including, without limitation, any employee or fringe benefits) not consistent with Employer's (or such subsidiary's) customary policies or practices as approved by the Board (or the Board of Directors of such subsidiary). As used herein, "PERSON" means any individual, corporation, partnership, limited liability company, trust, business trust, association or other entity, and "FISCAL YEAR" means any twelve consecutive month period beginning February 1st and ending on the following January 31st.

     3.2 Place of Performance. In connection with his employment during the Employment Period, Executive shall be based at the principal offices of Employer, which shall not be moved more than twenty-five (25) miles (measured in a straight line and not over streets or roadways) from its current location without Executive's consent, which consent shall not be unreasonably withheld or delayed; provided, however, that the principal offices

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of Employer may be moved without Executive's consent if the distance from
Executive's then primary residence to the new location is not greater (measured in a straight line and not over streets or roadways) than the distance from Executive's then primary residence to the then existing location of Employer's principal offices.

4.   COMPENSATION AND RELATED MATTERS

     4.1 Base Salary. Employer shall pay to Executive an aggregate base salary (the "BASE SALARY"), which in the first Employment Year shall be payable at the rate of one hundred and seventy-five thousand dollars ($175,000) per annum and in each successive Employment Year during the Initial Employment Period shall increase by eight thousand seven hundred and fifty dollars ($8,750) per annum, which shall be paid to Executive in arrears bi-weekly in accordance with the customary practices of NAC.

     4.2 Performance Bonus. In addition to his base salary as provided above, Executive shall, for each full Employment Year he is employed hereunder, be entitled to receive from Employer a performance bonus equal to twenty percent (20%) of the amount (if any) by which Employer's Adjusted EBIDTA (as hereinafter defined) for such Employment Year exceeds one hundred thousand dollars ($100,000) (any such performance bonus, a "PERFORMANCE BONUS"); provided, however, that, in determining Employer's Adjusted Ebitda for the first Employment Year, Employer's Adjusted EBIDTA shall include ORA's Adjusted EBITDA (whether positive or negative) for the period from February 1, 2003 through the Effective Time (as defined in the Merger Agreement). Any Performance Bonus to which Executive may become entitled pursuant to this Section 4.2 shall be paid to Executive within one hundred and twenty (120) days following the end of the Employment Year for which it was earned. As used herein, "ADJUSTED EBITDA" for any entity for any period means the earnings of such entity for such period, before any deduction for interest, taxes, depreciation and amortization, and before deducting corporate overhead or other expenses allocated to such entity by NAC but after deducting (A) the aggregate amount of all capital expenditures (including, without limitation, pursuant to any capital or capitalized lease) made or required to be made by such entity (or any of its subsidiaries) during such period and (B) any debt service paid or required to be paid during such period by such entity (or any of its subsidiaries), including, without limitation, any amount of debt service paid or required to be paid during such period pursuant to or with respect to the Stockholder's Note, in each case as determined in accordance with generally accepted accounting principles ("GAAP").

     4.3 Discretionary Bonus. In addition to his base salary and any performance bonus to which he may be entitled pursuant to Section 4.2 hereof, Executive shall be entitled to such bonuses (if any), in such amounts and at such times, as the Board, in its sole and absolute discretion, may approve.

     4.4 Stock Options. In addition to his base salary, any performance bonus to which he may be entitled pursuant to Section 4.2 hereof and any discretionary bonus to which he may be entitled pursuant to Section 4.3 hereof, Executive shall be entitled to receive options to purchase one hundred thousand (100,000) shares of NAC common stock at an exercise price equal to the closing price of a share of NAC common stock on the date of grant, which options shall vest one-third at the end of each of the first, second and third Employment Year and shall otherwise be subject to the customary terms and conditions of stock options granted under NAC's employee stock option plan. In addition, if the aggregate of (a) ORA's Adjusted EBITDA (whether positive or negative) for the period from February 1, 2003 through the Effective Time and (b) Employer's Adjusted EBITDA for the period from the Effective Time through January 31, 2006 exceeds nine hundred thousand dollars ($900,000), then effective as of February 1, 2006, Executive shall be entitled to receive options to purchase an additional one hundred thousand (100,000) shares of NAC common stock (adjusted on account of any stock split, stock dividend or similar event occurring between the date hereof and February 1, 2006) at an exercise price equal to the closing price of a share of NAC common stock on February 1, 2006, which options shall vest one-third at the end of each

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of the fourth, fifth and sixth Employment Year and shall otherwise be subject to the customary terms and conditions of stock options granted under NAC's employee stock option plan.

     4.5 Automobile Allowance. Employer shall reimburse Executive for the costs of a leased automobile, including maintenance, fuel and insurance, and/or other transportation service, in an amount not to exceed two thousand dollars ($2,000) in any calendar month. Reimbursement for such costs will be conditioned upon Executive's presentation of signed, itemized accounts of such costs, all in accordance with the record keeping and accounting aspects of Employer's Policies And Practices.

     4.6 Other Benefits. During the Employment Period, to the extent Executive is eligible and qualifies under their respective terms, Executive shall be entitled to receive such fringe benefits as are from time to time hereafter generally provided by Employer to its senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, accidental death and dismemberment insurance, travel accident insurance or other similar plan or program of Employer. Subject to Executive being eligible and qualifying therefor, during the term of Executive's employment hereunder, (A) Employer shall provide a term life insurance policy for Executive in an amount of four hundred thousand dollars ($400,000) or, if less, the amount that can be purchased with an annual premium not to exceed twenty-five hundred dollars ($2,500) and (B) Employer shall, in a manner and amount consistent with insurance generally provided by NAC to its senior executive officers, provide short-term and long-term disability insurance for Executive. To the extent the medical insurance provided by Employer to Executive does not fully cover the cost of an annual physical examination for Executive, Employer shall reimburse Executive for such cost promptly after such cost is incurred and request for such reimbursement have been made to NAC. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined.

     4.7 Expense Reimbursement. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed, itemized accounts of such expenditures, all in accordance with Employer's Policies And Practices. As used herein, "EMPLOYER'S POLICIES AND PRACTICES" means the policies, procedures and practices of Employer, as approved by Board and in effect from time to time, which policies, procedures and practices are anticipated to be the same or substantially the same as the corresponding policies and procedures applicable to NAC and its employees.

     4.8 Vacations. Executive shall be entitled to twenty (20) days paid vacation for each Employment Year during the Employment Period, in accordance with Employer's Policies And Practices. Executive shall also be entitled to paid holidays and personal days in accordance with Employer's Policies And Practices.

5.   TERMINATION OF EMPLOYMENT

     5.1 Termination Without Cause; Voluntary Termination by Executive. Employer may, by written notice to Executive at any time following the second anniversary hereof, terminate the Employment Period and this Agreement without Cause (as defined below). Executive may, by written notice to Employer and NAC at any time during the Employment Period, voluntarily resign from Employer and terminate the Employment Period and this Agreement by giving written notice of his intention to do so at least ninety (90) days in advance. A termination under this Section
5.1 shall be effective immediately.

     5.2 By Employer for Cause. Employer may, at any time during the Employment Period, by written notice to Executive, terminate the Employment Period and this Agreement for Cause, which termination shall be effective immediately except as otherwise provided below. Such notice shall set forth in reasonable detail the

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basis for such termination. In the event that it is possible for Executive to cure or correct the circumstances set forth in such notice, the termination shall not be effective until the date that is thirty (30) days following the date on which such notice is given, and the circumstances set forth in the notice shall not constitute Cause if within such 30 days Executive cures or corrects such circumstances. Employer shall have "CAUSE" to terminate Executive's employment hereunder upon or on account of Executive's:

     (a) any fraud, embezzlement or any other illegal act committed by Executive in connection with Executive's duties as an executive of Employer or any subsidiary or affiliate of Employer that causes or may reasonably be expected to cause substantial economic injury to Employer or any subsidiary or affiliate of Employer;

     (b) any conviction of any felony that causes or may reasonably be expected to cause substantial economic injury to Employer or any subsidiary or affiliate of Employer;

     (c) any breach or violation of any material term or condition of this Agreement; or

     (d) any willful or grossly negligent commission of any other act or failure to act that causes or may reasonably be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the reputation of Employer or any subsidiary or affiliate of Employer, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described below. An act or failure to act on the part of Executive shall be considered "willful" if done, or omitted to be done, by Executive in bad faith or without a reasonable belief that the act or omission was in the best interest of Employer.

     5.3 By Executive for Good Reason. Executive may, at any time during the Employment Period by written notice to Employer and NAC, terminate the Employment Period and this Agreement for Good Reason (as defined below), which termination shall be effective immediately subject to the notice and cure period provided for below. For the purposes hereof, "GOOD REASON" means any of the following without Executive's consent: (A) subject to Section 3 above, a material and adverse change in the nature and scope of Executive's authority and duties; or (B) a material breach of this Agreement by Employer (including, but not limited to, failure to pay any amount due to Executive when due); provided, however, that the circumstances set forth in the foregoing clauses (A) and (B) will not constitute Good Reason unless Executive shall have given Employer and NAC written notice of his election to terminate this Agreement for Good Reason (which notice shall set forth in reasonable detail the circumstances giving rise to such election to terminate) and Employer shall have failed to cure or correct such circumstances within thirty (30) days of its receipt of such notice.

     5.4 Disability. During the Employment Period, if, as a result of physical, psychological or mental incapacity, disability or infirmity, Executive shall be unable to perform any of his duties under this Agreement for (i) a period of at least 60 days (60) consecutive days or (ii) periods aggregating at least 120 days during any period of twelve (12) consecutive months (each a "DISABILITY PERIOD"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed to has sustained a disability (a "DISABILITY") and Employer, by written notice to Executive, shall have the right to terminate the Employment Period and this Agreement for Disability either at, as of or after the end of the Disability Period. The existence of a Disability shall be determined by a reputable, licensed physician. The parties (with NAC acting on behalf of Employer for this purpose) shall attempt to agree on such a physician. In the event the parties are unable to so agree, such physician shall be selected by an arbitrator provided by the American Arbitration Association in New York, New York. Executive shall cooperate fully in all reasonable respects to enable an examination to be made by such physician.

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     5.5 Death. The Employment Period and this Agreement shall terminate on the date of Executive's death.

6.   TERMINATION COMPENSATION

     6.1 Termination by Employer without Cause or by Executive for Good Reason. If the Employment Period is terminated by Employer without Cause or by Executive for Good Reason, Employer will pay to Executive the lesser of (a) the Cap Amount (as hereinafter defined) or (b) the amount of base salary to which Executive would be entitled for the balance of the Initial Employment Period or, if the term of Executive's employment hereunder has been extended pursuant to Section
2.1 hereof, for the balance of the Employment Period. Employer shall pay to Executive such amount in a lump sum cash payment as soon as practicable (but in any event within ninety (90) days) following the effective date of such termination. Employer shall also continue to provide Executive with all employee benefits that he was participating in or receiving at the effective date of termination for a period (the "POST-TERMINATION PERIOD") of two years or, if shorter, until the end of the Initial Employment Period or, if the term of Executive's employment hereunder has been extended pursuant to Section 2.1 hereof, until the end of the Employment Period; provided, however, that, to the extent, as a consequence of such termination, Executive is not eligible to receive or does not qualify for such benefits for all or a portion of the Post-Termination Period, Executive shall be entitled to receive from Employer an amount (on a tax effective basis) equal to the out-of-pocket cost to Employer of such benefits for a period, immediately preceding such termination, equal to the portion of the Post-Termination Period during which such benefits are not provided. Further, in the event the Employment Period is terminated by Employer without Cause, Executive shall also be entitled to receive the following compensation: (a) with respect to the Employment Year during which such termination occurred (such Employment Year, the "TERMINATION YEAR"), the full Performance Bonus Executive would have been entitled to receive pursuant to
Section 4.2 above if Executive had remained employed hereunder for the balance of the Termination Year; and (b) with respect to each successive Employment Year (if any) that would have occurred prior to the end of the Employment Period (each such Employment Year, a "SUCCESSIVE YEAR"), the product of (I) the full Performance Bonus Executive would have been entitled to receive pursuant to
Section 4.2 above if Executive had remained employed hereunder for all of such Successive Year times (II) a fraction, the numerator of which is (A) the total numbers of Successive Years less the number of years after the Termination Year that such Successive Year is and the denominator of which is the number of Successive Years. Executive shall be entitled to receive such additional compensation (if any) at the same time Executive would have been entitled to receive the corresponding Performance Bonus under Section 4.2 above if he had remained employed hereunder. By way of example only, if the Employment Period is comprised of five (5) Employment Years and Executive is terminated by Employer without Cause at any time during the second Employment Year, then Executive shall be entitled to receive (a) the full Performance Bonus Executive would have been entitled to receive pursuant to Section 4.2 above if Executive had remained employed hereunder for all of such second Employment Year, (b) two-thirds (2/3) of the Performance Bonus Executive would have been entitled to receive pursuant to Section 4.2 above if Executive had been employed hereunder for all of the third Employment Year and (c) one-third (1/3) of the Performance Bonus Executive would have been entitled to receive pursuant to Section 4.2 above if Executive had been employed hereunder for all of the fourth Employment Year. As used herein, the "CAP AMOUNT" means the maximum amount that could be paid to Executive pursuant hereto with no part of such amount being subject to disallowance or exclusion as a deduction, pursuant to Part IX or any other provision of the Internal Revenue Code of 1986, as amended (the "CODE"), by Employer in determining its net income subject to taxation under the Code or by NAC in determining its consolidated net income subject to taxation under the Code.

     6.2 Termination by Reason of Death. If the Employment Period is terminated by death as contemplated by Section 5.5 hereof, Employer shall, within thirty
(30) days following the effective date of termination, pay to Executive's estate (to the extent the same has not already been paid) Executive's base salary through the effective date of termination plus Executive's base salary for an additional ninety (90) days.

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     6.3 Certain Other Terminations. If the Employment Period is terminated pursuant to the provisions of Section 5.2 or 5.4 hereof, Employer shall, within thirty (30) days following the effective date of termination, pay to Executive (to the extent the same has not already been paid) his base salary through the effective date of termination. Employer shall have no obligation to continue any other benefits provided for in Section 4 hereof or otherwise past the effective date of termination.

     6.4 No Other Termination Compensation. Executive shall not, except as set forth in this Section 6, be entitled to any compensation or other consideration following termination of the Employment Period.

     6.5 Mitigation of Damages. In the event of any termination of Executive's employment by Employer, Executive shall not be required to seek other employment to mitigate damages, and any income earned by Executive from other employment or self-employment shall not be offset against any obligations of Employer to Executive under this Agreement. Employer's obligations hereunder and Executive's rights to payment shall not be subject to any right of set-off or other deduction by Employer not in the nature of customary withholding, other than in any judicial proceeding or arbitration.

7.   PROFESSIONAL LIABILITY INSURANCE; INDEMNIFICATION

     7.1 Insurance. Employer will provide coverage for Executive under a director and officer professional liability insurance policy of Employer or NAC.

     7.2 Indemnification. Employer shall indemnify Executive to the fullest extent permitted by law in effect as of the date hereof, or as hereafter amended, against all costs, expenses, liabilities and losses (including, without limitation, reasonable attorneys' fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with a Proceeding (as hereinafter defined). For the purposes of this section, a "PROCEEDING" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, if Executive is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of Employer (or any subsidiary thereof) or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of Employer.

     (a) Notification and Defense of Claim. Promptly after receipt by Executive of notice of the commencement of any Proceeding, Executive will, if a claim in respect thereof is to be made against Employer under this Agreement, notify Employer in writing of the commencement thereof, but the omission to so notify Employer will not relieve Employer from any liability that it may have to Executive otherwise than under this Agreement. Notwithstanding any other provision of this Agreement, with respect to any such Proceeding as to which Executive gives notice to Employer of the commencement thereof:

         (i) Employer will be entitled to participate therein at its own expense; and

         (ii) Except as otherwise provided in this Section 7.2(a)(ii), to the extent that it may wish, Employer, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel selected by Employer and approved by Executive, with such approval not to be unreasonably withheld or delayed. After notice from Employer to Executive of its election to so assume the defense thereof, Employer shall not be liable to Executive under this Agreement for any legal or other expenses subsequently incurred by Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Executive shall have the right to employ Executive's own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from Employer of its assumption of the defense thereof shall be at the expense of Executive unless
(a) the employment of counsel by Executive has been authorized in writing by Employer, (b) Executive shall have reasonably concluded that there may be a conflict of interest between Employer and Executive in the conduct of the defense of such

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Proceeding (which conclusion shall be deemed reasonable if, without limitation, such action shall seek any remedy other than money damages and Executive would be personally affected by such remedy or the carrying out thereof) or (c) Employer shall not in fact have employed counsel to assume the defense of the Proceeding, in each of which cases the reasonable fees and expenses of counsel retained by Executive shall be at the expense of Employer. Employer shall not be entitled to assume the defense of any Proceeding brought against Executive by or on behalf of Employer or as to which Executive shall have reached the conclusion provided for in clause (b) above.

8.   CONFIDENTIALITY

     Unless otherwise required by law or judicial process, Executive shall retain in strict confidence during the Employment Period and after termination of Executive's employment with Employer all confidential or proprietary information known to Executive concerning NAC or Employer or any direct or indirect subsidiary or parent of NAC and/or any aspect of the businesses of NAC or Employer or any such subsidiary or parent. The obligations of Executive pursuant to this Section 8 shall survive the expiration or termination of this Agreement for any reason whatsoever.

9.   MUTUAL NON-DISPARAGEMENT

     Subject to Executive's compliance with this Agreement, Employer shall not make any oral or written statement about Executive that is intended or reasonably likely to disparage Executive or otherwise degrade his reputation in the business or legal community. Subject to Employer compliance with this Agreement, Executive shall not make any oral or written statement about Employer (or NAC or any other affiliate of Employer) that is intended or reasonably likely to disparage Employer (or NAC or any other affiliate of Employer) or otherwise degrade the reputation of Employer (or NAC or any other affiliate of Employer) in the business or legal community.

10.  FOREIGN CORRUPT PRACTICES ACT

     Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 ("FCPA"), as amended, which provides generally that under no circumstances will foreign officials, representatives, political parties or holders or public offices be offered, promised or paid any money, remuneration or things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts. When any representative, employee, agent or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this Section 10 shall be imposed upon such person and included in any agreement between Executive and any such person. Failure by Executive to comply in all material respects with the provisions of the FCPA (other than an inadvertent violation on the basis of advice from counsel to Employer that the conduct in question is not a violation) shall constitute a material breach of this Agreement and shall entitle Employer to terminate Executive's employment for Cause.

11.  SUCCESSORS; BINDING AGREEMENT

     This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other beneficiary or, if there be no such beneficiary, to Executive's estate.

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12.  SURVIVORSHIP

     The respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

13.  MISCELLANEOUS

     13.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and shall be given as set forth in Section 10.2 of the Merger Agreement.

     13.2 Withholding of Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

     13.3 Inventions; Work for Hire. Executive hereby agrees to assign, and does hereby assign, to Employer all of Executive's right, title and interest in and to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, works of authorship, innovations and improvements (collectively "INVENTIONS"), whether patentable or subject to potential copyrights or not, that meet either or both of the following criteria: (A) such Inventions are conceived, made or developed in whole or in part by Executive (whether alone or in concert with others) at any time during the Employment Period, excepting only those that (i) Executive develops during the Employment Period entirely on Executive's own time without using any employees, services, equipment, supplies, facilities or confidential or proprietary information of Employer or any of its affiliates and (ii) do not relate to, and are not useable in connection with, any Employer Business (as hereinafter defined); or (B) such Inventions (i) were or are conceived, made or developed by Executive (whether alone or in concert with others), whether prior to or during the Employment Period, and (ii) relate to, or are useable in connection with, any Employer Business; provided, however, that the foregoing shall not apply or extend to any Excluded Works (as defined below). Executive agrees to promptly inform and disclose all Inventions to Employer in writing and with respect to those Inventions that Executive is required to assign to Employer hereunder to provide all assistance reasonably requested by Employer in the preservation of Employer's interests in those Inventions (such as by executing documents, testifying, etc.), such assistance to be provided at Employer's expense but without additional compensation to Executive. Executive agrees that any work prepared by Executive during the Employment Period, which work is subject to assignment under this Section 13.3 and is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention, shall be a "work made for hire". In the event that any such work is deemed not to be a "work made for hire," Executive hereby assigns all right, title and interest in and to the copyright in such work to Employer and agrees to provide all assistance reasonably requested in the establishment, preservation and enforcement of Employer's copyright in such work, such assistance to be provided at Employer's expense but without any additional compensation to Executive. As used herein, "EMPLOYER BUSINESS" means any of the following: (I) any business that was conducted or proposed to be conducted by ORA prior to the date hereof or is conducted or proposed to be conducted by OMI or any direct or indirect subsidiary of OMI at any time during the period Executive is employed by any NAC Company (as hereinafter defined) or (II) any other business that is conducted or proposed to be conducted by NAC or any NAC Affiliate (as hereinafter defined) at any time during the period Executive is employed by any NAC Company, "NAC COMPANY" means any NAC or any direct or indirect subsidiary of NAC and "NAC AFFILIATE" means any NAC Company, any joint venture or partnership in which any NAC Company is a partner or other participant and any Person in which any NAC Company owns an equity interest equal to or in excess of five percent (5%). As used herein, "EXCLUDED WORKS" means any publications or other artistic works that are created or developed by Executive in his non-work time during the

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

term of this Agreement and that do not relate to, and are not useable in connection with, any Employer Business.

     13.4 Miscellaneous Provisions. This Agreement is subject to certain provisions, as to governing law and other matters, as set forth in Article 10 of the Merger Agreement.

     13.5 Dispute Resolution and Arbitration. If any dispute arises between Employer and Executive regarding or relating to this Agreement and/or any aspect of Executive's employment relationship with Employer hereunder, the same shall be resolved in the manner provided for in Section 10.14 of the Merger Agreement. Notwithstanding anything contained herein or in the Merger Agreement to the contrary, (A) if any dispute should arise between Employer and Executive as to whether the Employment Period or Executive's employment hereunder may be terminated by Employer for Cause or Disability or by Executive for Good Reason, any Party may, prior to terminating the Employment Period or Executive's employment hereunder, seek a determination in advance by arbitration as contemplated by such Section 10.14 as to whether the Employment Period or Executive's employment hereunder may be terminated by Employer for Cause or Disability or by Executive for Good Reason and (B) if any dispute should arise between Employer and Executive as to whether the Employment Period or Executive's employment hereunder has been terminated for Cause or Disability or by Executive for Good Reason, any Party may seek a determination by arbitration as contemplated by such Section 10.14 as to whether the Employment Period or Executive's employment hereunder has been terminated by Employer for Cause or Disability or by Executive for Good Reason, and (i) if it is determined pursuant to such arbitration that the Employment Period or Executive's employment hereunder has been terminated by Employer other than for Cause or Disability, then, at the option of Employer exercised by written notice to Executive given within thirty (30) days following the rendering of such determination, Employer may reinstate Executive as an employee and President of Employer pursuant to this Agreement with back pay for the period during which Executive was not serving as an employee hereunder, and in such event any such termination shall be deemed cured and rescinded ab initio, (ii) if it is determined pursuant to such arbitration that the Employment Period or Executive's employment hereunder has been terminated by Executive other than for Good Reason, then, at the option of Executive exercised by written notice to Employer given within thirty (30) days following the rendering of such determination, Executive may elect to be reinstated as an employee and President of Employer pursuant to this Agreement, and in such event any such termination shall be deemed cured and rescinded ab initio (provided, however, that Executive shall not be entitled to any base salary or other compensation for or during the period from the date of such termination until he is reinstated hereunder and any bonus or other payment to which Executive would have been entitled had he not terminated the Employment Period or his employment hereunder shall be payable to Executive on a pro rata basis based upon the period of time he was actually employed by Employer), and
(iii) if it is determined pursuant to such arbitration that the Employment Period or Executive's employment hereunder has been terminated by Executive for Good Reason, then, if the events, conditions or circumstances that gave rise to such termination can be cured or remedied by Employer and, within (30) days following the rendering or such determination, such events, conditions or circumstances are cured or remedied by Employer and Employer give Executive written notice of its election to reinstate Executive as an employee and President hereunder, then Executive shall be reinstated as an employee and President of Employer pursuant to this Agreement with back pay for the period during which Executive was not serving as an employee hereunder, and in such event any such termination shall be deemed cured and rescinded ab initio.

     13.6 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

     13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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

     13.8 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

     13.9 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representation or warranty of any kind or nature relating to Employer or its businesses, or relating to Employer's assets, liabilities, operations, future plans or prospects has been made by or on behalf of Employer to Executive. This Agreement supersedes any prior or contemporaneous agreement (whether written or oral) between the Parties relating to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



OMI COMMUNICATION, INC.

By: _____________________________      _______________________________
NAME: ROBERT V. CUDDIHY, JR.           DEAN THOMSON
TITLE: VICE PRESIDENT

                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT
                 ----------------------------------------------

     NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this "AGREEMENT"), effective as of April 18, 2003 (the "EFFECTIVE DATE"), among DEAN THOMPSON ("EXECUTIVE"), National Auto Credit, Inc. ("NAC"), a Delaware corporation, and OMI Communications, Inc. ("OMI"), a Delaware corporation. Executive, NAC and OMI are hereinafter sometimes referred to collectively as the "PARTIES" and each as a "PARTY."

     WHEREAS, Executive has entered into a certain Merger Agreement And Plan Of Reorganization (the "MERGER AGREEMENT"), dated as of April 1, 2003, by an among NAC, OMI, ORA/Metro Incorporated ("ORA") and Executive providing, inter alia, for the merger of ORA with and into OMI, as a subsidiary of NAC;

     WHEREAS, in order to protect and preserve the investments of NAC and OMI in ORA, it is appropriate that Executive agree to the matters set forth herein;

     WHEREAS, NAC and ORA would not enter into the Merger Agreement without the protections provided for herein;

     WHEREAS, Executive desires to provide the protections provided for herein; and

     WHEREAS, Section 5.2 of the Merger Agreement provides that the Parties will enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound hereby, hereby agree as follows:

1.   CONFIDENTIALITY

     Unless otherwise required by law or judicial process, Executive shall retain in the strictest confidence all confidential or proprietary information known to Executive concerning any of the NAC Companies (as hereinafter defined) and/or any aspect of the businesses of any NAC Company. The obligations of Executive pursuant to this Section 1 shall apply both during and after any period he may be employed by any NAC Company and shall survive the expiration or earlier termination of any such employment, regardless of any reason for such expiration or earlier termination. As used herein, the "NAC COMPANIES" means, collectively, NAC and any direct or indirect subsidiaries of NAC (including, without limitation, OMI), and "NAC COMPANY" means each or any of the NAC Companies, as the context may require.

2.   NONCOMPETITION

     2.1 General. For the duration of the Non-Compete Period (as defined below), Executive shall not, directly or indirectly, engage in any Competitive Activity (as defined below). As used herein, "COMPETITIVE Activity" means any of the following: (A) developing, supervising, directing, administering or managing, or acting as a consultant with respect to the development, supervision, direction, supervision or management, of (I) any business that was conducted or realistically proposed to be conducted by ORA or any subsidiary of ORA prior to the date hereof or is conducted or realistically proposed to be conducted by OMI or any subsidiary of OMI at any time during the period Executive is employed by any NAC Company (any business referred to in this clause (I) is hereinafter referred to as an "ACQUIRED BUSINESS") or (II) any other business that is conducted or proposed to be conducted by NAC or any other NAC Affiliate (as hereinafter defined) (exclusive of OMI and any subsidiary of OMI) at any time during the period Executive is employed by any NAC Company) (any business referred to in this clause (II) is hereinafter referred to as an "AFFILIATE BUSINESS"); (B) the participation,

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

directly or indirectly, in any business that is the same as or substantially similar to, or is or would be competitive with, any Acquired Business or any Affiliate Business; and (C) becoming an employee, director, officer, consultant, independent contractor, lecturer or advisor of or to, or otherwise providing services to, any Person if Executive's duties or services relate in any manner to developing, supervising, directing, administering or managing any business that is the same as or substantially similar to, or is or would be competitive with, any Acquired Business or any Affiliate Business. Nothing contained herein, however, shall prohibit Executive from acquiring or holding any issue of stock or securities of any Person that has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities, provided that at no time does he (together with members of his immediate family, any trust or trusts of which Executive is a trustee and any trust or trusts of which Executive or any member of his immediate family is a beneficiary) own more than five percent (5%) of the voting securities of any such Person. The obligations of Executive pursuant to this Section 2 shall apply for the full duration of the Non-Compete Period, including following the expiration or earlier termination of his employment by any NAC Company, regardless of any reason for such expiration or earlier termination. As used herein, "NAC AFFILIATE" means any NAC Company, any joint venture or partnership in which any NAC Company is a partner or other participant and any Person in which any NAC Company owns an equity interest equal to or in excess of five percent (5%).

     2.2 Non-Compete Period. As used herein, "NON-COMPETE PERIOD" means the period commencing on the date hereof and extending through the second anniversary of the later to occur of (a) the date Executive's employment by any NAC Company expires or is terminated or (b) the date on which the Stockholder's Note (as defined in the Merger Agreement) is paid in full or otherwise discharged or, if earlier, the date on which the Stockholder's Note becomes due and payable in accordance with its terms.

3.   NONSOLICITATION

     During the term of his employment by any of the NAC Companies, unless otherwise expressly agreed to in writing by NAC, Executive shall not, directly or indirectly, (a) solicit to enter into the employ of any other Person, or hire, any individual who is, or who within the prior six (6) months has been, an NAC Employee (which, for the purposes of this Agreement, means any employee of any NAC Company), (b) solicit, hire or take away, or attempt to solicit, hire or take away, any Person who or that is, or who or that has been, an NAC Customer (which, for the purposes of this Agreement, means any client or customer of any NAC Company) or (c) encourage any NAC Customer to terminate its relationship with any NAC Company. Following the expiration or earlier termination of his employment by the NAC Companies and during the balance of the Non-Compete Period, unless otherwise expressly agreed to in writing by NAC, Executive shall not, directly or indirectly, (a) solicit to enter into the employ of any other Person, or hire, any individual who is, or who within the one (1) year prior to the expiration or earlier termination of such employment has been, an NAC Employee, (b) solicit, hire or take away, or attempt to solicit, hire or take away, any Person that is, or that has been, an NAC Customer or (c) encourage any such NAC Customer to terminate its relationship with any NAC Company. The obligations of Executive pursuant to this Section 3 shall apply for the full duration of the Non-Compete Period, including following the expiration or earlier termination of his employment by any NAC Company, regardless of any reason for such expiration or earlier termination.

4.   SUCCESSORS; BINDING AGREEMENT

     This Agreement and all rights of NAC and OMI hereunder shall inure to the benefit of and be enforceable by NAC and OMI and their successors and assigns. Executive acknowledges and agrees that the scope and duration of this Agreement and the restrictions and protections contained herein are reasonable, necessary and appropriate in order to protect the investment OMI and NAC are making in ORA as provided for in, and contemplated by, the Merger Agreement, that OMI and NAC would not make such investment but for such restrictions and protections and that Executive has, as part of the Merger, been fully and fairly compensated for entering into this Agreement and agreeing to such restrictions and protections.

5.   MISCELLANEOUS

     5.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and be given as provided in Section 10.2 of the Merger Agreement.

     5.2 Miscellaneous Provisions. This Agreement is subject to certain provisions, as to governing law and other matters, as set forth in Article 10 of the Merger Agreement.

     5.3 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

     5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     5.5 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

     5.6 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding among the Parties with respect to the subject matter hereof. This Agreement supersedes any prior or contemporaneous agreement (whether written or oral) between or among the Parties relating to the subject matter hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



OMI COMMUNICATION, INC.

By: _____________________________           ___________________________
Name: Robert V. Cuddihy, Jr.                DEAN THOMSON
Title: Vice President

NATIONAL AUTO CREDIT, INC.

By: _____________________________
Name: Robert V. Cuddihy, Jr.
Title: Exec. V. P. and CFO


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